EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-103498, 333-63743, 333-72551, 333-37564, 333-64736, 33-101377 and 33-103498 each on Form S-3 of Pan Pacific Retail Properties, Inc. and to incorporation by reference in Registration Statement Nos. 333-61169 and 333-51384 each on Form S-8 of Pan Pacific Retail Properties, Inc., of our report dated March 15, 2003 (related to the consolidated financial statements of Center Trust, Inc.), appearing in this Current Report on Form 8-K of Pan Pacific Retail Properties, Inc.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 31, 2003